Prospectus Supplement No. 1	Filed Pursuant to Rule 424(b)(3) and (c)
(to Prospectus dated December 5, 2007)	Registration No. 333-147455

1,300,000 Shares

DYNAVAX TECHNOLOGIES CORPORATION

Common Stock

This prospectus supplement supplements the prospectus dated December 5, 2007 (the “Prospectus”), which forms a part of our Registration Statement on Form S-3 (Registration No. 333-147455). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information on ownership of shares of our common stock issuable to selling stockholders upon the exercise of warrants. This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is traded on Nasdaq Capital Market under the trading symbol “DVAX.” On March 15, 2011, the last reported sale price of our common stock was $2.63 per share.

An investment in the shares offered hereby involves a high degree of risk. See ‘Risk Factors’ beginning on page 2 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The section of the Prospectus setting forth information concerning the selling securityholders is amended and restated as follows:

SELLING SECURITYHOLDERS

On October 18, 2007, we issued warrants to purchase an aggregate of 1,300,000 shares of our Common Stock at $5.68 share in connection with a Loan Agreement dated July 18, 2007 with Deerfield Special Situations Fund International Limited, Deerfield Special Situations Fund, L.P., Deerfield Private Design Fund, L.P. and Deerfield Private Design International, L.P. (collectively, the “Deerfield Entities”). On August 26, 2008, we entered into a Settlement Agreement and Mutual General Release with the Deerfield Entities to amend the exercise price of the warrants to $1.68 per share. We filed a registration statement, of which this prospectus is a part, with the Securities and Exchange Commission to register the disposition of any Common Stock issued pursuant to the warrants and agreed to use our best efforts to keep the registration statement effective until the earlier of (a) such time as all of the shares registered hereunder may be sold without restrictions under the Securities Act of 1933, as amended, as determined in the reasonable opinion of counsel to the selling stockholders, and (b) such time as all such shares registered hereunder have been sold by the selling stockholders. Additional information on our transactions with the Deerfield Entities is contained in our current reports on Form 8-K, filed with the SEC on July 24, 2007 and August 28, 2008, incorporated by reference herein.

In December 2010 and January 2011, the Deerfield Entities transferred all of the warrants referenced above to the selling stockholders set forth below.

The following table sets forth:

•	the name of each of the selling stockholders;

•	the number of shares of our common stock owned by each such selling stockholders prior to this offering;

•	the number of shares of our common stock being offered pursuant to this prospectus;

•	the number of shares of our common stock owned upon completion of this offering; and

•	the percentage (if one percent or more) of common stock owned by each such selling stockholder after this offering.

This table is prepared based on information supplied to us by the selling stockholders and reflects holdings as of March 8, 2011. As used in this prospectus, the term ‘selling stockholder’ includes each of the selling stockholders listed below, and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from a selling stockholders as a gift, pledge, or other non-sale related transfer. The number of shares in the column ‘Shares of Common Stock Being Offered’ represents all of the shares that selling stockholders may offer under this prospectus. The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act. As of March 8, 2011, 115,689,769 shares of our common stock were outstanding.

Name of Selling Stockholder	Shares of Common Stock Owned Prior to Offering (2)	Shares of Common Stock Being Offered	Shares of Common Stock Owned After Offering	% of Common Stock After Offering
Hudson Bay Master Fund Ltd.(1)	3,827,001	650,000	3,177,001	2.7%
OTA LLC	850,000	400,000	450,000	0.4%
Equitec Specialists LLC	250,000	250,000	0	0.0%

(1)	Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Sander Gerber disclaims beneficial ownership over these securities.
(2)	Represents shares of common stock issuable upon exercise of warrants. For the purposes hereof, we assume the issuance of all such shares pursuant to a cash exercise.

The date of this prospectus supplement is March 17, 2011